Exhibit 5.1

WILMINGTON

RODNEY SQUARE

August 24, 2020

Sabre Corporation

3150 Sabre Drive

Southlake, TX 76092

Ladies and Gentlemen:

We have acted as Delaware counsel to Sabre Corporation, a Delaware corporation (“Sabre”), for the purpose of delivering this opinion letter in connection with the offering by Sabre of (i) up to 41,071,429 shares of the common stock, par value $0.01 per share, of Sabre (the “Common Stock”) pursuant to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-224616) (excluding the documents incorporated by reference therein, “Amendment No. 1”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and (ii) up to 3,450,000 shares of the 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, of Sabre (the “Preferred Stock” and, together with the Common Stock, the “Securities”) pursuant to Amendment No. 1. The Common Stock is being sold pursuant to an underwriting agreement dated August 19, 2020 (the “Common Stock Underwriting Agreement”) between Sabre and the underwriters named in Schedule I thereto, and the Preferred Stock is being sold pursuant to an underwriting agreement dated August 19, 2020 (the “Preferred Stock Underwriting Agreement” and, together with the Common Stock Underwriting Agreement, the “Underwriting Agreements”) between Sabre and the underwriters named in Schedule I thereto. Reference in this letter to any document shall mean such document as in effect on the date hereof.

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the following documents:

(a)

the Certificate of Incorporation of Sabre as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 11, 2006, together with the Restated Certificate filed with the Secretary of State on March 27, 2007, the Certificate of Designations of Series A Preferred Stock filed with the Secretary of State on March 30, 2007, the Restated Certificate filed with the Secretary of State on April 27, 2007, the Certificate of Change of Registered Agent filed with the Secretary of State on April 14, 2009, the Certificate of Correction filed with the Secretary of State on February 10, 2010, the Certificate of Amendment filed with the Secretary of State on January 13, 2014, the Restated Certificate filed with the

Rodney Square • 1000 North King Street • Wilmington, DE 19801

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YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sabre Corporation

August 24, 2020

Secretary of State on April 16, 2014, the Certificate of Change of Registered Agent filed with the Secretary of State on December 7, 2015, the Certificate of Amendment filed with the Secretary of State on May 24, 2017, the Certificate of Amendment filed with the Secretary of State on May 23, 2018, the Restated Certificate filed with the Secretary of State on April 23, 2019, and the Certificate of Designations of 6.50% Series A Mandatory Convertible Preferred Stock filed with the Secretary of State on August 24, 2020 (the “Certificate of Designations”), all as certified by the Secretary of State on August 24, 2020;

(b)	the Bylaws of Sabre (all of the documents referred to in this paragraph (b) and in paragraph (a), collectively, the “Governance Documents”);

(c)

resolutions duly adopted by the board of directors of Sabre on August 11, 2020, authorizing, inter alia, offerings of the Securities and designating a committee of the board of directors with the authority to, inter alia, determine the amounts and prices of the Securities to be offered and sold in offerings approved by the board of directors (the “Pricing Committee”);

(d)

resolutions duly adopted by the Pricing Committee on August 19, 2020, authorizing, inter alia, the issuance and sale of 41,071,429 shares of the Common Stock at a purchase price of $7.00 per share (such issuance and sale, the “Common Stock Offering”), and the issuance and sale of 3,450,000 shares of the Preferred Stock at a purchase price of $100.00 per share (such issuance and sale, the “Preferred Stock Offering” and, together with the Common Stock Offering, the “Offerings”);

(e)	the stock ledger of Sabre;

(f)	a certificate, dated the date hereof, by the secretary of Sabre, relating to, inter alia, the foregoing documents;

(g)	Amendment No. 1;

(h)	the Underwriting Agreements; and

(i)	a Certificate of Good Standing for Sabre, dated August 18, 2020, obtained from the Secretary of State.

For purposes of this letter, we have not reviewed any documents other than the documents referenced in paragraphs (a) through (i) above. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, certain statements of governmental authorities and others, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate in all respects and none of which we have investigated or verified.

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sabre Corporation

August 24, 2020

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications, and limitations in this letter, it is our opinion that:

1. The Securities issued and sold by Sabre in the Offerings will be validly issued by Sabre and will be fully paid and non-assessable.

2. The issuance, upon conversion of the Preferred Stock in accordance with the Certificate of Designations and the terms of the Preferred Stock, of shares of the Common Stock into which the Preferred Stock is convertible at the initial conversion price has been duly authorized by Sabre, and, upon such issuance, such shares of Common Stock will be validly issued by Sabre and will be fully paid and non-assessable.

The opinions in this letter are subject to the following assumptions, exceptions, qualifications, and limitations, in addition to those above:

A. The opinions in this letter are limited to the General Corporation Law of the State of Delaware, 8 Del. C. §§ 101–398 (the “DGCL”). We have not considered, and express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

B. We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents; (v) each document reviewed by us constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of such other parties in accordance with its terms; and (vi) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof.

C. We have assumed that: (i) the Securities in the Offerings will be issued in compliance with any requirements therefor set forth in the corporate actions authorizing the Offerings and in the manner contemplated by Amendment No. 1; (ii) the Securities in the Offerings will be offered, sold, and delivered in compliance with applicable law and any requirements therefor set forth in the corporate actions authorizing the Offerings and in the manner contemplated by Amendment No. 1; (iii) the Securities in the Offerings will be offered, sold, and delivered to, and paid for by, the purchasers thereof in accordance with the terms of an agreement or agreements duly authorized, executed, and delivered by the parties thereto; and (iv) if the Securities are issued in certificated form, certificates representing such Securities will be duly registered, executed, delivered, and countersigned, and if the Securities are issued in book-entry form, the Securities will be duly registered.

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sabre Corporation

August 24, 2020

D. We have assumed that: (i) at the time Common Stock is issued upon conversion of the Preferred Stock, Sabre will have available for issuance the number of authorized shares of Common Stock at least equal to the number of shares to be issued; and (ii) if the Common Stock issued upon conversion of the Preferred Stock is issued in certificated form, certificates representing such Common Stock will be duly registered, executed, delivered, and countersigned, and if such Common Stock is issued in book-entry form, such Common Stock will be duly registered.

We hereby consent to the filing of this letter as an exhibit to Sabre’s Current Report on Form 8-K dated the date hereof and to the reference to this firm under the heading “Legal Matters” in any prospectus supplement related to the Securities. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Young Conaway Stargatt & Taylor, LLP

JJP/kal